Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Verticalnet, Inc.:

We consent to the use of our report dated April 2, 2007 with respect to the consolidated balance sheets of Verticalnet, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, shareholders’ equity, and comprehensive loss for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this registration statement.

Our report dated April 2, 2007 with respect to the consolidated balance sheets of Verticalnet, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, shareholders’ equity and comprehensive loss for each of the years in the three-year period ended December 31, 2006 refers to Verticalnet, Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 27, 2007